Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Steve Shattuck

Western Digital Public Relations

949.672.7817

steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL® ANNOUNCES Q1 REVENUE OF $4 BILLION AND

NON-GAAP NET INCOME OF $594 MILLION, OR $2.36 PER SHARE1

IRVINE, Calif. — Oct. 22, 2012 — Western Digital® Corp. (NASDAQ: WDC) today reported revenue of $4.0 billion, hard-drive shipments of 62.5 million and net income of $519 million, or $2.06 per share for its first fiscal quarter ended Sept. 28, 2012. On a non-GAAP basis, net income was $594 million or $2.36 per share.1 In the year-ago quarter, the company reported revenue of $2.7 billion, net income of $239 million, or $1.01 per share, and shipped 57.8 million hard drives. Non-GAAP net income in the year-ago quarter was $260 million, or $1.10 per share.2

The company generated $936 million in cash from operations during the September quarter, ending with total cash and cash equivalents of $3.5 billion. During the quarter, the company utilized $218 million to buy back 5.2 million shares of common stock. On Sept. 13, the company declared a $0.25 per common share dividend, which was paid Oct. 15.

“We are pleased to deliver another quarter of strong financial performance, continuing our track record of consistent execution,” said John Coyne, chief executive officer. “While the macroeconomic environment is dampening near term demand, we remain confident in the continued long-term growth in the creation, storage and management of digital content. Western Digital has never been better positioned to address this opportunity, with great people, deep technology, a broad product portfolio and strong customer and supplier relationships.”

The investment community conference call to discuss these results will be broadcast live over the Internet today at 2 p.m. Pacific/5 p.m. Eastern. The live and archived conference call webcast can be accessed online at investor.wdc.com. The telephone replay number is 866-395-1651 in the U.S. or +1-203-369-0471 for international callers.

Western Digital Announces Q1 Revenue of $4 Billion and

Non-GAAP Net Income of $594 Million, or $2.36 Per Share1

About Western Digital

Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its subsidiaries design and manufacture storage devices, networking equipment and home entertainment products under the WD®, HGST™ and G-Technology™ brands. Visit the Investor section of the company's website (www.westerndigital.com) to access a variety of financial and investor information.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning industry demand and the company’s position in the industry. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including the impact of continued uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; uncertainties concerning the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s recent Form 10-K filed with the SEC on Aug. 20, 2012, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Western Digital Announces Q1 Revenue of $4 Billion and

Non-GAAP Net Income of $594 Million, or $2.36 Per Share1

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Western Digital, WD and the WD logo are registered trademarks in the U.S. and other countries. Other marks may be mentioned herein that belong to other companies.

[1]

Non-GAAP net income for the first quarter 2013 consists of GAAP net income of $519 million plus $49 million of amortization of intangibles related to the acquisition of HGST and $26 million related to employee termination benefits and other charges. Non-GAAP earnings per share of $2.36 for the first quarter is calculated by using the same 252 million diluted shares as is used for GAAP earnings per share. The tax effect of the employee termination benefits and other charges was not material.

[2]

Non-GAAP net income for the first quarter of fiscal 2012 consists of GAAP net income of $239 million plus $21 million of HGST acquisition-related expenses and unrelated litigation accruals. Non-GAAP earnings per share of $1.10 for the first quarter is calculated by using the same 237 million diluted shares as is used for GAAP earnings per share. The tax effect of the acquisition-related expenses and unrelated litigation accruals was not material.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions; unaudited)

	Sept. 28, 2012	Jun. 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$3,537	$3,208
Accounts receivable, net	1,951	2,364
Inventories	1,304	1,210
Other	394	359

Total current assets	7,186	7,141
Property, plant and equipment, net	4,027	4,067
Goodwill	1,944	1,975
Other intangible assets, net	746	799
Other assets	269	224

Total assets	$14,172	$14,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,545	$2,773
Accrued expenses	774	858
Accrued warranty	146	171
Current portion of long-term debt	230	230

Total current liabilities	3,695	4,032
Long-term debt	1,898	1,955
Other liabilities	542	550

Total liabilities	6,135	6,537
Total shareholders’ equity	8,037	7,669

Total liabilities and shareholders’ equity	$14,172	$14,206

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	Sept. 28, 2012	Sept. 30, 2011
Revenue, net	$4,035	$2,694
Cost of revenue	2,842	2,153

Gross margin	1,193	541

Operating expenses:
Research and development	396	193
Selling, general and administrative	179	89
Employee termination benefits and other charges	26	—

Total operating expenses	601	282

Operating income	592	259
Net interest and other	(14)	(1)

Income before income taxes	578	258
Income tax provision	59	19

Net income	$519	$239

Income per common share:
Basic	$2.11	$1.03

Diluted	$2.06	$1.01

Weighted average shares outstanding:
Basic	246	233

Diluted	252	237

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended
	Sept. 28, 2012	Sept. 30, 2011
Cash flows from operating activities
Net income	$519	$239
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	313	158
Stock-based compensation	39	17
Deferred income taxes	(12)	9
Changes in operating assets and liabilities, net	77	(71)

Net cash provided by operating activities	936	352

Cash flows from investing activities
Purchases of property, plant and equipment	(382)	(134)
Acquisition	(9)	—

Cash used in investing activities	(391)	(134)

Cash flows from financing activities
Employee stock plans, net	60	(2)
Repurchases of common stock	(218)	—
Repayment of debt	(58)	(31)

Net cash used in financing activities	(216)	(33)

Net increase in cash and cash equivalents	329	185
Cash and cash equivalents, beginning of period	3,208	3,490

Cash and cash equivalents, end of period	$3,537	$3,675